Exhibit 4.4

2013

FEISHANG ANTHRACITE RESOURCES LIMITED

(Incorporated in the British Virgin Islands with limited liability)

SHARE OPTION SCHEME

1.	DEFINITIONS

	(A)	In this Scheme, except where the context otherwise requires, the following words and expressions have the following meanings:

“Acceptance Date”

means the date upon which an offer for an Option must be accepted by the relevant Eligible Participant, being a date not later than thirty (30) days after the Option is offered to an Eligible Participant and which is not later than [date], being the tenth (10th) anniversary of the Adoption Date;

		“Adoption Date”	means [date], being the date on which the Scheme is conditionally adopted and approved by a written resolution of the sole shareholder of the Company;

		“Auditors”	means the auditors for the time being of the Company (acting as experts and not as arbitrators);

		“Board”	means the board of directors of the Company from time to time or a duly authorized committee thereof;

		“Business Day”	any day on which the Stock Exchange is open for the business of dealing in securities;

		“Commencement Date”	means, in respect of an Option, the date upon which such Option is deemed to be granted and accepted in accordance with the terms of this Scheme;

		“Company”	means Feishang Anthracite Resources Limited, an exempted company incorporated in the British Virgin Islands with limited liability;

		“Connected Persons”	has the meaning ascribed to it in the Listing Rules;

“Disability” or “Disabled”

means that a Grantee is permanently unable to carry out the responsibilities and functions of all the positions held by such Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have a Disability or is Disabled unless he or she furnishes written proof of such impairment from a person with the relevant medical qualification(s) which is sufficient to satisfy the Board in its absolute discretion;

“Eligible Participant”

means any (a) employee, director or consultant of the Company or any Subsidiary; or (b) any other person who has contributed to the success of the listing of the Company on the Stock Exchange, in each case, as determined by the Board. The eligibility of an Eligible Participant will be determined by the Board with reference to his or her past and expected commitment and contribution to the Company and/or the Subsidiaries;

“Expiry Date”

means, in respect of an Option, the date of the expiry of the Option as may be determined by the Board, which shall not be a date that is later than the tenth (10th) anniversary of the date when such Option was offered to a Grantee;

“Grantee”

means any Eligible Participant who accepts the offer of the grant of an Option in accordance with the terms of the Scheme or (where the context so permits) a person or persons who, in accordance with the laws of succession applicable in respect of the death of a Grantee is or are entitled to exercise the Option granted to such Grantee (to the extent not already exercised) in consequence of the death of such Grantee;

“Hong Kong”	means The Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$”	means Hong Kong dollars, the lawful currency of Hong Kong;

“Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited in force from time to time;

“Option”	means an option to subscribe for Shares granted pursuant to the Scheme;

“Option Period”	means in respect of an Option, the period commencing on the Commencement Date and expiring on the Expiry Date for such Option;

“Scheme”	means this share option scheme, the rules of which are set out in this document, in its present or any amended form;

“Shares”

means shares of HK$[0.01] each in the capital of the Company (or such other nominal amount as shall result from a sub-division, reduction, consolidation, reclassification or reconstruction of the share capital of the Company from time to time);

		“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

		“Subscription Price”	means the price per Share at which a Grantee may subscribe for Shares upon the exercise of an Option;

		“Subsidiary”	has the meaning ascribed to it in the Listing Rules; and

		“Vesting Schedule”	means in relation to an Option, a schedule for the vesting of Shares comprised in the Option during the Option Period to be determined by the Board on the date of grant of that Option.

(B)

The purpose of this Scheme is to recognise the contribution that certain individuals have made to the Company, to attract and retain the best available personnel and to promote the success of the Company’s business and that of its Subsidiaries.

(C)

Paragraph headings are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme. Unless the context otherwise requires, references to paragraphs are to paragraphs of the Scheme. The singular includes the plural and vice versa and references to one gender shall include all genders.

(D)

Reference to the Listing Rules shall be construed as references to the Listing Rules as amended or modified or supplemented by other provisions, guidance notes and/or practice notes issued by the Stock Exchange from time to time.

2.	CONDITIONS

(A)

An ordinary resolution was passed on the Adoption Date pursuant to which the Scheme was conditionally adopted and the directors of the Company was authorized to grant the Options hereunder and to allot, and deal with the Shares pursuant to the exercise of any Option granted under this Scheme.

	(B)	The Scheme shall be conditional upon:

(i)                                     the passing of the resolution of the sole shareholder to approve and adopt this Scheme and to authorise the Board to grant Options pursuant to this Scheme and to allot and issue Shares pursuant to the exercise of any Options;

(ii)                                  the Listing Committee of the Stock Exchange granting the listing of and permission to deal in the Shares, including any Shares which may fall to be issued by the Company pursuant to the exercise of Options in accordance with the terms of the Scheme; and

(iii) the commencement of the dealing in the Shares on the Stock Exchange.

3.	DURATION AND ADMINISTRATION

(A)

Subject to paragraph 14, the Scheme shall be valid and effective for a period of ten (10) years after the Adoption Date, after which period no further Options will be granted under the Scheme but the provisions of this Scheme shall in all other respects remain in full force and effect. Options which are granted during the life of the Scheme shall continue to be exercisable in accordance with their terms of issue.

(B)

The Scheme shall be subject to the administration of the Board whose decision as to all matters arising in relation to the Scheme or its interpretation or effect (save as otherwise provided herein) shall be final and binding on all parties. The Board shall, subject to paragraphs 10 and 13, have the right to:

(i) interpret and construe the provisions of the Scheme;

(ii) determine the persons who will be awarded Options under the Scheme, and the number and Subscription Price of Options awarded thereto;

(iii) make such appropriate and equitable adjustments to the terms of Options granted under the Scheme as it deems necessary; and

(iv) make such other decisions or determinations as it shall deem appropriate in the administration of the Scheme.

(C)

No member of the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Board nor for any mistake of judgement made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of this Scheme may be allocated or delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with this Scheme unless arising out of such person’s own fraud or bad faith.

4.	OFFER AND GRANT OF OPTIONS

(A)

The Board shall, in accordance with the provisions of the Scheme, be entitled at any time following the Adoption Date and before the tenth (10th) anniversary of the Adoption Date, to offer to grant an Option to any Eligible Participant which the Board may in its absolute discretion select and subject to such conditions as they may think fit,

PROVIDED THAT the total number of Shares issued and to be issued upon the exercise of the Options granted under the Scheme to each Eligible Participant (including exercised, cancelled and outstanding Options) in any twelve-month period up to the date of the latest grant shall not exceed one per cent. (1%) of the issued share capital of the Company in issue at the time such Options are granted, unless such grant is separately approved by shareholders of the Company in general meeting with such Eligible Participant and his associates abstaining from voting.

(B)

The Options shall entitle the Grantee to subscribe for Shares on the terms set out in this Scheme save that the Grantee may not subscribe for Shares if, at the time the Grantee wishes to exercise an Option, the exercise of the Option, the allotment or issuance of the Shares to the Grantee pursuant to the Scheme, the registration of the Grantee as the holder of such Shares, the exercise and enjoyment of the rights attaching to such Shares or the performance of the obligations of the Company or the Grantee under this Scheme is prohibited by any applicable law, rule or regulation (including the Listing Rules).

(C)

An offer of the grant of an Option shall be made to an Eligible Participant by letter in substantially the form set out in Schedule A, subject to such modification as the Board may from time to time determine, requiring the Eligible Participant to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the Scheme and shall remain open for acceptance by the Eligible Participant concerned for a period of not more than thirty (30) days from the date upon such offer of the grant was made. An offer of the grant of an Option cannot be accepted by a person who ceases to be an Eligible Participant prior to acceptance.

(D)

An Option shall be deemed to have been granted and accepted by an Eligible Participant and to have taken effect when the acceptance form in substantially the form set forth in Schedule B, subject to such modification as the Board may from time to time determine, is completed, signed and returned by the Grantee, together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company at its principal office in Hong Kong or such other address as is specified in the offer document on or before the relevant Acceptance Date. Such remittance shall in no circumstances be refundable.

(E)

Any offer of the grant of an Option may be accepted in respect of less than the number of Shares in respect of which it is offered. To the extent that the offer of the grant of an Option is not accepted by the Acceptance Date, it will be deemed to have been irrevocably declined.

(F)

No offer of a grant of Options shall be made and no Option shall be granted to any Eligible Participant by the Company in circumstances or at a time when either (i) such grant is prohibited or (ii) the Eligible Participant would or might be prohibited from dealing in Shares, by the Listing Rules or by any applicable rule, regulation or law.

(G)

No Option shall be granted to any Eligible Participant after: (a) a price sensitive development concerning the Company and/or its Subsidiaries has occurred or has been the subject of a decision; or (b) any inside information has come to the knowledge of the Company, until such price sensitive or inside information has been disclosed in accordance with all applicable laws, rules and regulations. In particular, no Option may be granted to any Eligible Participant during the period commencing one (1) month immediately preceding the earlier of:

(i)                                     the date of the meeting of the Board (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required by the Listing Rules); and

(ii)                                  the deadline for the Company to publish an announcement of its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the result announcements. Where a grant of an Options is to a Director, no Options may be granted on any day on which the financial results of the Company are published and during the period of:

(iii) 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(iv)                              30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

(H)

An Option shall be personal to the Grantee and, subject to the rights of exercise granted to any personal representative(s) as provided in the Scheme, shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favour of any third party over or in relation to any Option or attempt so to do, except with the prior written consent of the Board from time to time. During the lifetime of the Grantee, an Option may be exercised only by the Grantee.

5.	SUBSCRIPTION PRICE

The Subscription Price in relation to each Option offered to an Eligible Participant shall be determined by the Board in its discretion, provided, however, that such price shall be at least equal to the highest of:

(i) the nominal value of a Share;

(ii) the closing price of the Shares as stated in the Stock Exchange’s daily quotations sheet on the date of grant, which must be a Business Day; and

(iii) the average closing price of the Shares as stated in the Stock Exchange’s daily quotations sheets for the five (5) Business Days immediately preceding the date of grant.

6.	EXERCISE OF OPTIONS

(A)

Subject to paragraph (B) below, an Option shall be exercised at any time in whole or in part during the Option Period (if in part, it shall be exercised in amounts or integral multiples of such number of Shares as shall represent the board lot as determined from time to time) by the Grantee (or by his or her legal personal representatives) giving notice in writing to the Company in substantially the form set out in Schedule C stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the Subscription Price for the Shares in respect of which the notice is given. Within twenty-one (21) days after receipt of the notice and the remittance and, where appropriate, receipt of the Auditors’ certificate pursuant to paragraph 10, the Company shall allot and issue the relevant Shares to the Grantee (or to his or her legal personal representatives) credited as fully paid with effect from (but excluding) the relevant exercise date and issue to the Grantee (or to his or her legal personal representatives) share certificates in respect of the Shares so allotted.

(B)

Subject to paragraph 7 and as otherwise hereinafter provided, an Option may be exercised only by a Grantee (or his or her legal personal representative(s)) at any time or times during the Option Period and in accordance with the Vesting Schedule applicable to that Option, PROVIDED THAT:

(i)                                     in the event of the Grantee ceasing to be an Eligible Participant for any reason other than his or her death or Disability or the termination of his or her employment on one or more of the grounds specified in paragraph 7(E), the Grantee may exercise any Option (to the extent such Option is not already exercised and the exercise of such Option is during the relevant Option Period) that has vested at the date of his or her ceasing to be an Eligible Participant (which date shall be the last actual working day with the Company or the relevant Subsidiary whether salary is paid in lieu of notice or not) (“Cessation Date”) within a period of one (1) month following the Cessation Date or such longer period as the Board may determine, failing which such Option will lapse. The Board shall, acting fairly and reasonably, determine whether the Grantee shall be entitled to exercise any Option that has not vested at the Cessation Date and the period during which such Option may be exercised (provided that such period shall not exceed the Option Period), and shall notify the Grantee of the same. To the extent that such Option may not be exercised following the Cessation Date, it shall automatically lapse with effect from the Cessation Date;

(ii)                                  in the event that the Grantee ceases to be an Eligible Participant by reason of death and none of the events which would have been a ground for termination of his or her employment under paragraph 7(E)

exists, all unvested Options shall automatically vest and become immediately exercisable and the Grantee’s legal personal representative(s) shall be entitled within a period of one (1) year from the date of death or such longer period as the Board may determine (provided that the exercise of such Option is during the relevant Option Period) to exercise any Option in full (to the extent not already exercised);

(iii)                               in the event that the Grantee ceases to be an Eligible Participant by reason of Disability and none of the events which would have been a ground for termination of his or her employment under paragraph 7(E) exists, for purposes of Option vesting only, the Grantee shall be treated as if his or her employment with the Company or the relevant Subsidiary continued for the lesser of (a) three (3) years after the date of Disability, or (b) the remaining term of the Option (the “Extended Disability Term”), and during such time the Option shall continue to vest and remain exercisable during the Extended Disability Term.  Notwithstanding the foregoing, in the event of the Grantee’s death during the Extended Disability Term, the provisions of this paragraph 6(B)(iii) shall cease to apply and the provisions of paragraph 6(B)(ii) shall apply;

(iv)                              in the event of a general offer by way of takeover or otherwise (other than by way of scheme of arrangement pursuant to (v) below) is made to all the shareholders (or all such shareholders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) by any person and such offer becomes or is declared unconditional prior to the Expiry Date of the relevant Option, notwithstanding any other terms on which the Option was granted, all Options held by the Grantee shall vest (to the extent not already vested) and the Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by the Grantee giving notice to the Company at any time after the general offer becomes or is declared unconditional and up to the close of such offer (or, as the case may be, revised offer). Subject to the foregoing, any unexercised Option will lapse automatically on the date on which such offer (or, as the case may be, revised offer) closes;

(v)                                 in the event a general offer for Shares by way of scheme of arrangement is made by any person to all the shareholders and has been approved by the necessary number of shareholders at the requisite meetings prior to the Expiry Date of the relevant Option, notwithstanding any other terms on which the Option was granted, all Options held by the Grantee shall vest (to the extent not already vested) and the Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by giving notice to the Company at any time after the meetings whereby the scheme is approved and up to the record date for determining entitlements under such scheme of arrangement. Subject to the foregoing and to the scheme of arrangement becoming effective, any unexercised Option will lapse automatically on the record date for determining entitlements under such scheme of arrangement;

(vi)                              in the event of a change in the composition of the Board over a period of 36 months or less such that a majority of the members (rounded up to the next whole number) ceases to be comprise of individuals who are directors of the Company at the time of its listing (the “Relevant Members”), by reason of either one or more contested elections for the Board membership or a removal of the Relevant Members by shareholder(s) who are not Mr. Li Feilie or Feishang Group Limited, notwithstanding any other terms on which the Option was granted, all Options held by the Grantee shall vest (to the extent not already vested) and the Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by the Grantee giving notice to the Company no later than three (3) Business Days prior to the date of the proposed meeting whereby the contested election for the Board membership or the removal of the Relevant Members from the Board is to be approved. The Company shall as soon as possible and in any event no later than two (2) Business Days immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Grantee which falls to be issued on such exercise of the Option, credited as fully paid, and shall issue to the Grantee (or his custodian agent) share certificates in respect of the Shares so allotted;

(vii)                           in the event of the issuance of new securities in the Company which results in a change in control of the Company, notwithstanding any other terms on which the Option was granted, all Options held by the Grantee shall vest (to the extent not already vested) and the Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by the Grantee giving notice to the Company no later than three (3) Business Days prior to the date of the proposed meeting whereby the issuance and/or the waiver of the obligation to make a mandatory general offer is to be approved. The Company shall as soon as possible and in any event no later than two (2) Business Days immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Grantee which falls to be issued on such exercise of the Option, credited as fully paid, and shall issue to the Grantee (or his custodian agent) share certificates in respect of the Shares so allotted;

(viii)                        in the event of a delisting of the Shares from the Stock Exchange, notwithstanding any other terms on which the Option was granted, all Options held by the Grantee shall vest (to the extent not already vested) and the Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by the Grantee giving notice to the Company no later than three (3) Business Days prior to the date of the proposed meeting whereby the delisting is to be approved. The Company shall as soon as possible and in any event no later than two (2) Business Days immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Grantee which falls to be issued on such exercise of the Option, credited as fully paid, and shall issue to the Grantee (or his custodian agent) share certificates in respect of the Shares so allotted;

(ix)                              in the event of the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Subsidiaries), the effect of which is to achieve a change of control of the Company, notwithstanding any other terms on which the Option was granted, all Options held by the Grantee shall vest (to the extent not already vested) and the Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by the Grantee giving notice to the Company no later than three (3) Business Days prior to the date of the proposed meeting whereby the sale, transfer or disposition is to be approved. The Company shall as soon as possible and in any event no later than two (2) Business Days immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Grantee which falls to be issued on such exercise of the Option, credited as fully paid, and shall issue to the Grantee (or his custodian agent) share certificates in respect of the Shares so allotted;

(x)                                 in the event a notice is given by the Company to its shareholders to convene a shareholders’ meeting for the purpose of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company prior to the Expiry Date of the relevant Option, the Company shall give notice thereof to all the Grantees on the same day as it despatches to the shareholders the notice convening the meeting and, notwithstanding any other terms on which the Option was granted, all Options held by each Grantee shall vest (to the extent not already vested) and each Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by the Grantee giving notice to the Company, such notice to be given not later than three (3) Business Days prior to the date of the proposed meeting. The Company shall as soon as possible and in any event no later than two (2) Business Days immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Grantee which falls to be issued on such exercise of the Option, credited as fully paid, and shall issue to the Grantee (or his custodian agent) share certificates in respect of the Shares so allotted. With effect from the date two Business Days prior to the date of such meeting, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. If, for any reason, the resolution for the voluntary winding-up of the Company is not approved by the shareholders, the rights of the Grantees to exercise their respective Options shall be restored in full, to the extent that they had not been exercised at the date such rights were suspended, as if such resolution for the voluntary winding-up of the Company had not been proposed by the Company and neither the Company nor the directors shall be liable for any loss or damage suffered or sustained by any Grantee as a result of the aforesaid suspension of rights;

(xi)                              in the event that, pursuant to the BVI Business Companies Act, 2004 (as amended), a compromise or arrangement (other than a scheme of arrangement contemplated in paragraph (v)) between the Company and the shareholders and/or the creditors of the Company is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies prior to the Expiry Date of the relevant Option, the Company shall give notice thereof to all the Grantees on the same day as it despatches to the shareholders and/or its creditors a notice summoning the meeting to consider such a compromise or arrangement and, notwithstanding any other terms on which the Option was granted, all Options held by each Grantee shall vest (to the extent not already vested) and each Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by the Grantee giving notice to the Company, such notice to be given not later than three 3 Business Days prior to the date of the proposed meeting.  The Company shall as soon as possible and in any event no later than two (2) Business Day immediately prior to the date of the proposed meeting, allot and issue such number of Shares to the Grantee which falls to be issued on such exercise of the Option, credited as fully paid and shall issue to the Grantee (or his custodian agent) share certificates in respect of the Shares so allotted. With effect from the date that is two (2) Business Days before the date of such meeting, the rights of all Grantees to exercise their respective Options shall forthwith be suspended. The Board shall endeavour to procure that the Shares issued upon the exercise of the Options in such circumstances shall for the purposes of such compromise or arrangement form part of the issued share capital of the Company on the effective date thereof and that such Shares shall in all respects be subject to such compromise or arrangement. If, for any reason, such compromise or arrangement is not approved by the relevant court (whether upon the terms presented to the relevant court or upon any other terms as may be approved by such court), the rights of the Grantees to exercise their respective Options shall, with effect from the date of the making of the order by the relevant court and to the extent they had not been exercised at the date such rights were suspended, be restored in full as if such compromise or arrangement had not been proposed by the Company and neither the Company nor the directors shall be liable for any loss or damage suffered or sustained by any Grantee as a result of the aforesaid suspension of rights; and

(xii)                           in the event that the Company enters into an agreement or arrangement for a transaction in which the Company is not the surviving entity (other than a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or a transaction contemplated in any of paragraphs (iv) to (vii) above) prior to the Expiry Date of the relevant Option, notwithstanding any other terms on which the Option was granted, all Options held by the Grantee shall be vested (to the extent not already vested) and the Grantee shall be entitled to exercise the Option (to the extent not already exercised) to its full extent by the Grantee giving notice to the Company at any time after the agreement or arrangement is entered into and until the completion of such transaction, upon which time the Option (to the extent not already exercised) will lapse automatically.

Upon the expiry of the periods as stated above, all outstanding Options, to the extent not already exercised, shall terminate provided always that in each case the Board at its absolute discretion may decide that such Options shall not so lapse or determine subject to such conditions or limitations as the Board may decide.

In this connection, during any relevant Option Period, the Board may require a Grantee to supply such documents and/or information as the Board may at its absolute discretion consider to be necessary for ascertaining as to whether and when such Grantee has ceased to be an Eligible Participant.  The Company shall only use all such documents and/or information for the above purpose but not otherwise.  For the avoidance of doubt, the Company shall be entitled to withhold from proceeding with such Grantee’s exercise of any Option unless and until he has provided the requested documents and/or information to the satisfaction of the Board.

(C)

Voting, dividend, transfer and other rights, including but not limited to rights arising on liquidation of the Company, shall not attach to the Options themselves.  However, once an Option is exercised, the Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the Bye-laws of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue on the relevant exercise date of an Option or, if that date falls on a day when the register of members of the Company is closed, the first day of the re-opening of the register of members, and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of exercise of the Option or, if that date falls on a day when the register of members of the Company is closed, the first day of the re-opening of the register of members, other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefor is before the date of exercise of the Option.

(E)	In respect of each individual grant and at its sole and absolute discretion, the Board may set out:

(i) certain performance targets which must be achieved before the Options can be exercised;

(ii) certain performance targets which will accelerate vesting of fixed-term Options; or

(iii) the minimum period for which an Option must be held before it can be exercised.

7.	EXPIRY OF OPTION

An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:

	(A)	the Expiry Date;

	(B)	the expiry of any of the periods referred to in paragraph 6(B)(i) to 6(B)(ix) and 6(B)(xii) above;

	(C)	the date of the commencement of the winding-up of the Company referred to in paragraph 6(B)(x);

	(D)	the date on which the compromise or arrangement referred to in paragraph 6(B)(xi) becomes effective;

(E)

the date on which the Grantee ceases to be an Eligible Participant by the termination of his or her employment or service with the Company or any Subsidiary or in the case of a director of the Company, the date his or her removal from the Board, on any of the following grounds:

(i) that he or she has committed any act of serious misconduct or any dishonest act; or

(ii) that he or she is subject to any bankruptcy proceedings or has become insolvent or has made arrangements or composition with his or her creditors generally; or

(iii) that he or she has been convicted of a criminal offence involving his or her integrity or honesty; or

(iv)                              in the case of a director of the Company, that he or she is determined by the Board to fail to have the character, experience or competence commensurate with his position as a director of a listed company; or

(v)                                 if so determined by the Board, that the Company or the relevant Subsidiary would be entitled to terminate his or her employment or service at common law or pursuant to an any applicable laws or rules or regulations or under the Grantee’s service contract with the Company or the relevant Subsidiary.

A resolution of the Board to the effect that the employment or service or directorship of a Grantee has or has not been terminated on one or more of the grounds specified in this paragraph 7(E) shall be conclusive;

	(F)	the date on which the Grantee (whether intentionally or otherwise) commits a breach of paragraph 4(H); and

	(G)	in respect of such Shares which are subject to performance target(s), the date on which the relevant performance target(s) are not satisfied.

8.	MAXIMUM NUMBER OF SHARES SUBJECT TO THE SCHEME

(A)

The total number of Shares which may be issued upon exercise of all Options to be granted under the Scheme shall be subject to a maximum limit of ten per cent. (10%) of the Shares in issue as at the Adoption Date (excluding Shares which may be issued upon exercise of options granted under other previous share option scheme(s) involving the grant by the Company and/or any Subsidiary of options over new Shares issued by the Company, whether such options are exercised, outstanding, cancelled or lapsed), unless the Company obtains an approval from shareholders in general meeting to refresh such ten per cent. (10%) limit in accordance with the Listing Rules.  Options lapsed in accordance with the terms of the Scheme will not be counted for the purpose of calculating such ten per cent. (10%) limit.  The limit on the number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under the Scheme and any other share option schemes of the Company and/or any Subsidiary must not exceed thirty per cent. (30%) of the Shares of the Company in issue from time to time, and no options may be granted under the Scheme or any other share option schemes of the Company and/or any Subsidiary if it will result in such thirty per cent. (30%) limit being exceeded.

(B)

The maximum number of Shares referred to in paragraph 8(A) shall be adjusted, in such manner as the Auditors shall certify to be appropriate, fair and reasonable in the event of any alteration in the capital structure of the Company in accordance with paragraph 10 below, whether by way of capitalization of profits or reserves, rights issue, consolidation, reclassification, reconstruction, subdivision or reduction of the share capital of the Company but in any event, subject to paragraph 8(A), shall not in aggregate exceed thirty per cent (30%) the relevant class of securities of the Company in issue from time to time.

9.	GRANT OF OPTIONS TO CONNECTED PERSONS

The independent non-executive directors of the Company (excluding any independent non-executive director of the Company who is the Grantee of the Options) will be required to approve each grant of Options to a director, chief executive, or substantial shareholder of the Company or any of their associates.

If a grant of Options to a substantial shareholder or an independent non-executive director of the Company or their respective associates will result in the total number of Shares issued and to be issued upon exercise of Options granted and to be granted (including Options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant:

	(A)	representing in aggregate over 0.1 per cent. of the issued share capital of the Company from time to time; and

	(B)	having an aggregate value, based on the closing price of the Shares as stated in the Stock Exchange’s daily quotations sheet at the date of each grant, in excess of HK$5 million,

such further grant of Options will be required to be approved (voting by way of poll) by the shareholders of the Company.  The Company will be required to send a circular to the shareholders.  All Connected Persons of the Company will be required to abstain from voting at such general meeting, except that any Connected Person may vote against the relevant resolution at the general meeting provided that his intention to do so has been stated in the circular to be sent to the shareholders in connection therewith.

Any change in the terms of an Option granted to any director, chief executive or substantial shareholder of the Company, or any of their respective associates, shall be subject to the prior approval by the shareholders in general meeting by way of poll and all Connected Persons of the Company shall abstain from voting in favour of the resolution at such general meeting. The Company shall send a circular to the shareholders in accordance with the requirements of the Listing Rules.

10.	REORGANIZATION OF CAPITAL STRUCTURE

In the event of any alteration in the capital structure of the Company while any Option remains exercisable, whether by way of capitalization of profits or reserves, rights issue, consolidation, sub-division, or reduction of the share capital of the Company or otherwise howsoever in accordance with legal requirements and requirements of the Stock Exchange, other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which the Company or any of its Subsidiaries is a party or an issue of shares pursuant to, or in connection with, any share option scheme, share appreciation rights scheme or any arrangement for remunerating or incentivizing any employee, consultant or adviser to the Company or any Subsidiary, such corresponding alterations (if any) shall be made to:-

	(A)	the number or nominal value of Shares subject to any Option so far as such Option or any part thereof remains unexercised;

	(B)	the Subscription Price;

	(C)	the method of exercise of the Option; and/or

	(D)	the maximum number of Shares in respect of which Options may be granted under the Scheme.

or any combination thereof, as the Company’s Auditors or independent financial adviser shall certify in writing to the Board that, in their opinion, such adjustments satisfy the requirements set out in Rule 17.03(13) of the Listing Rules and any guidance/interpretation of the Listing Rules issued by the Stock Exchange from time to time. The capacity of the Auditors or the independent financial adviser in this paragraph is that of experts and not of arbitrators and their certification shall, in the absence of manifest error, be final and binding on the Company and the Grantees.  The costs of the Auditors or independent financial adviser shall be borne by the Company.  Any such adjustments shall give the Eligible Participant the same proportion of the equity capital of the Company  and any adjustments to the advantage of the Eligible Participant to the exercise price or to the number of Shares subject to the Options must be approved by the shareholders of the Company in general meeting, and no adjustment may be made to the extent that Shares would be issued at less than their nominal value.  In addition, any adjustment to be made will comply with the Listing Rules and any future guidance/interpretation of the Listing Rules issued by the Stock Exchange from time to time.

11.	SHARE CAPITAL

The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company.  Subject thereto, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

12.	DISPUTES

Any dispute arising in connection with this Scheme (whether as to the number of Shares underlying an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Board in the first instance, which decision shall, in the absence of manifest error, be final and binding on the Company and the Grantee. Should the Board, in its sole discretion, decide, any dispute referred to them may subsequently be referred to the decision of the Auditors who shall then act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final and binding on the Company and the Grantee. In such cases, the costs of the Auditors shall be shared equally between the Company and the relevant Grantee.

13.	ALTERATION OF THE SCHEME

(A)

Subject to the terms set out in the paragraph below, the Board may amend any of the provisions of this Scheme (including without limitation amendments in order to comply with changes in legal or regulatory requirements and amendments in order to waive any restrictions, imposed by the provisions of this Scheme, which are not found in chapter 17 of the Listing Rules) at any time (but not so as to affect adversely any rights which have accrued to any Grantee at that date).  Those specific provisions of this Scheme which relate to the matters set out in Rule 17.03 of the Listing Rules cannot be altered to the advantage of Eligible Participant without the prior approval of shareholders of the Company in general meeting.

(B)

Any alterations to the terms and conditions of this Scheme which are of a material nature, or any change to the terms of Options granted, must be approved by the shareholders of the Company in general meeting, except where the alterations take effect automatically under the existing terms of this Scheme. This Scheme so altered must comply with chapter 17 of the Listing Rules.

	(C)	Any change to the authority of the Board or administrators of this Scheme in relation to any alteration to the terms of this Scheme must be approved by shareholders of the Company in general meeting.

14.	TERMINATION

The Company by ordinary resolution in general meeting or the Board may at any time terminate the operation of this Scheme and in such event no further Options will be offered but in all other respects the provisions of this Scheme shall remain in force and Options granted prior to such termination shall continue to be valid and exercisable in accordance with this Scheme.

15.	CANCELLATION

	(A)	The Board may at any time with the consent of and on such terms as may be agreed with the relevant Grantee cancel Options previously granted to but not yet exercised by a Grantee.

(B)

Options cancelled pursuant to this paragraph 15 may be re-granted in accordance with the provisions of this Scheme. Where the Company cancels Options and offers new Options to the same Grantee, the offer of such new Options may only be made with available Options to the extent not yet granted (excluding the cancelled Options) within the limits prescribed by paragraph 8.

16.	GENERAL

	(A)	The Company shall bear the costs of establishing and administering the Scheme.

	(B)	A Grantee shall be entitled to receive copies of all notices and other documents sent by the Company to holders of Shares.

(C)

Any notices or other communication between the Company and a Grantee shall be in writing and may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong, or such other address as notified to the Grantee from time to time and, in the case of the Grantee, his or her address in Hong Kong as notified to the Company from time to time.

	(D)	Any notice or other communication served by post:

(i) by the Company shall be deemed to have been served 48 hours after the same was put in the post or if delivered by hand, when delivered; and

(ii) by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

(E)

All allotments and issues of Shares pursuant to the Scheme shall be subject to any necessary consents under the relevant laws, enactments or regulations for the time being in force in Hong Kong, the British Virgin Islands and such other jurisdictions where a Grantee is located, resident, employed or contracted for service, and the Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction for or in connection with the grant or exercise of an Option.

Neither the Company nor any of its Subsidiaries shall be responsible for (i) any failure by a Grantee to obtain any such consent or approval; (ii) any failure by a Grantee to exercise an Option during its Option Period as a result of not having obtained such a consent or approval; or (iii) any tax or other liability to which a Grantee may become subject as a result of his or her participation in the Scheme. A Grantee shall, on demand, indemnify the Company in full against all claims and demands which may be made against the Company (whether alone or jointly with other party or parties) for or in respect of or in connection with any failure on the part of the Grantee to obtain any necessary consent referred to above or to pay tax or other liabilities referred to above and against all incidental costs and expenses which may be incurred by the Company.

(F)

The Scheme shall not constitute a contract of employment or engagement of services between the Company or any Subsidiary and any Eligible Participant or any part thereof, and neither the Scheme nor participation in the Scheme shall confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.  Participation in this Scheme by a Grantee shall be a matter entirely separate from any pension right or entitlement he or she may have and from his or her terms or conditions of employment.  In particular (but without limiting the generality of the foregoing) any Eligible Participant or Grantee whose employment with or engagement by the Company or Subsidiary is terminated for any reason whatsoever (whether lawful or unlawful) shall not be entitled to any compensation or damages for any loss or diminution in value of any right or benefit or prospective right or benefit under this Scheme which he or she might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or by way of compensation for loss of office or otherwise howsoever.  In the event of any conflict between the terms of this Scheme and an Eligible Participant’s terms of employment or engagement, the Scheme shall take precedence.

(G)

By accepting an Option, a Grantee shall be deemed irrevocably to have accepted the grant subject to the provisions of this Scheme and to have waived any entitlement, by way of compensation for loss of office or otherwise howsoever, to any sum or other benefit to compensate him or her for loss of any rights under this Scheme.

17.	GOVERNING LAW

	(A)	The Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

Document No.

SCHEDULE A

FEISHANG ANTHRACITE RESOURCES LIMITED SHARE OPTION SCHEME

LETTER OF OFFER

[Employee’s Name and Position]	PRIVATE AND CONFIDENTIAL
[Employee’s Address]	FOR ADDRESSEE ONLY

[Date]

Dear [Employee’s Name]

The Board of Directors of Feishang Anthracite Resources Limited (the Company) would like to invite you to participate in the Feishang Anthracite Resources Limited Share Option Scheme (the Scheme).  The terms used in this letter shall have the same meaning given to them in the Scheme.

Accordingly, an offer is hereby made to grant you an Option, in consideration of the payment by you of a sum of HK$1.00, to subscribe for and be allotted [                ] ordinary shares of HK$[0.01] each in the capital of the Company at the price of HK$[                ]  per ordinary share.  The Option shall be subject to the terms and conditions of this Letter of Offer and the Scheme (as the same may be amended from time to time pursuant to the terms and conditions of the Scheme), a copy of which is enclosed herewith.

The Option Period shall be [                ]  years and the Option may be exercised before the Expiry Date in accordance with the following Vesting Schedule:

[                                                ]

The Option is personal to you and may not be sold, mortgaged, transferred, charged, assigned, pledged or otherwise disposed of or encumbered in whole or in part or any way whatsoever.

If you wish to accept the offer, please sign and return the enclosed Acceptance Form with a sum of HK$1.00 not later than [     ] a.m./p.m. on the [      ] day of [                           ] 2      , failing which this offer will automatically lapse.

Yours faithfully
For and on behalf of
FEISHANG ANTHRACITE RESOURCES LIMITED

[Name]
[Designation]

SCHEDULE B

FEISHANG ANTHRACITE RESOURCES LIMITED SHARE OPTION SCHEME

ACCEPTANCE FORM

To:	The Company Secretary
Feishang Anthracite Resources Limited

Closing Time and Date for Acceptance of Option	:

No. of Shares in respect of which Option is offered	:

Subscription Price per Share	:	HK$[•]

Option Period	:	[ ] years

Vesting Schedule	:	[ ]

Minimum number of Shares in relation to which Option can be exercised	:	[ ]

[Manner of payment of Subscription Price]	:	[ ]

Method of exercise of Option	:	Provision of notice of exercise to the Company

I have read your Letter of Offer dated [                       ] (the Offer Date) and agree to be bound by the terms and conditions thereof and of the Feishang Anthracite Resources Limited Share Option Scheme (the Scheme) enclosed therewith.  I confirm that my acceptance of the Option will not result in the contravention of any applicable law or regulation in relation to the ownership of shares in the Company or options to subscribe for such shares.

I hereby accept the Option to subscribe for [                    ] ordinary shares of HK$[0.01] each in the capital of Feishang Anthracite Resources Limited (the Shares) at HK$[•] per Share and enclose *cash/banker’s draft/cashier’s order/postal order no.[          ] for HK$1.00 being payment for the purchase of the Option.

I hereby acknowledge that you have not made any representation or warranty or given me any expectation of employment or continued employment to induce me to accept the offer and that the terms of the Scheme, the Letter of Offer and this Acceptance Form constitute the entire agreement between us relating to the offer.

I agree to keep all information pertaining to the grant of the Option to me confidential.  I will refrain from making any copies of the Scheme documents or  showing any such documents to any person without written authorization from the Company.

Any action taken or decision made by the Company, the Board, or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Scheme or this Acceptance Form shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on me.  By accepting this grant or other benefit under the Scheme, I shall be conclusively deemed to have indicated (i) acceptance and ratification of, and consent to, any action taken under the Scheme by the Company, the Board or its delegates; and (ii) acceptance of the terms of the Scheme.

I acknowledge: (i) that the Scheme is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the options under the Scheme is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when rights shall be granted, the exercise price, and the time or times when each right shall be exercisable, will be at the sole discretion of the Company; (iv) that my participation in the Scheme is voluntary; (v) that the value of the option is an extraordinary item of compensation which is outside the scope of my employment contract, if any; (vi) that the option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) that the right to purchase stock ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Scheme; (viii) that the future value of the shares purchased under the Scheme is unknown and cannot be predicted with certainty; and (ix) that if the underlying shares do not increase in value, the option will have no value.

As a condition of the grant of the option, I consent to the collection, use and transfer of personal data as described in this paragraph.  I understand that the Company and its subsidiaries hold certain personal information about me, including but not limited to my name, home address and telephone number, date of birth, Hong Kong Identity Card Number/Passport, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favour, for the purpose of managing and administering the Scheme (Data).  I further understand the Company and/or its subsidiaries will transfer Data amongst themselves for purposes of implementation, administration and management of my participation in the Scheme, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Scheme and who has a duty of confidentiality to the Company.  I understand that these recipients may be located in Hong Kong or overseas.  I authorise them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purpose of implementing, administering and managing our participation in the Scheme, as may be required for the administration of the Scheme and/or the subsequent holding of shares on my behalf.  I understand that I may, at any time, view Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting [name of contact person] at [address].  I understand that if I withdraw the consent herein the Company may terminate my participation in the Scheme.

PLEASE PRINT IN BLOCK LETTERS

Name in full	:

Designation	:

Address	:

Nationality	:

*Hong Kong Identity Card No./Passport No.	:

Signature	:

Date

*Delete as appropriate

Notes:

The Acceptance Form must be forwarded to the Company Secretary in an envelope marked “Private and Confidential”.

SCHEDULE C

FEISHANG ANTHRACITE RESOURCES LIMITED SHARE OPTION SCHEME

NOTICE OF EXERCISE

Feishang Anthracite Resources Limited

Attn: [                     ]

I                                                                (Name),                                                           (Title) of                                                                                      (Address) hereby exercise [all][part] of my Option in the Feishang Anthracite Resources Limited Share Option Scheme and enclose my remittance for shares in Feishang Anthracite Resources Limited as follows:

Number of Shares subject to Option subscribed for:

Subscription Price: (per share)	HK$[ ]

Total Remittance:	HK$

Signature of Option holder	Date